EXHIBIT 99.1

FORCE PROTECTION, INC. ANNOUNCES REVIEW OF FINANCIAL STATEMENTS; RESTATEMENT OF PREVIOUSLY FILED FINANCIAL STATEMENTS WILL BE MADE

Ladson, South Carolina — December 15, 2006 — Force Protection, Inc. (the “Company”) (FRPT.OB) announced today that management of the Company has completed a review of its prior financial filings. In that review, the Company has discovered items which require restatement.  The Company will restate the financial statements for the fiscal years ended December 31, 2003 and 2004. The Company did not give a timetable as to when the restatements would be completed.

The items identified by the Company relate to the valuation method used to account for certain equity issuances which did not properly include a full analysis of the embedded conversion feature associated with such issuances as required under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently adjustable Conversion Ratios, or which were otherwise incorrectly valued. As a result, a number of shares of the Company’s stock issued as compensation to certain executives and other third parties and recorded as general and administrative compensation expense appear to have been valued at less than fair value.

The Company believes this issue is limited to a small number of equity issuances made during 2003 and 2004, with a total combined value of not more than $3.75 million.  The Company is undertaking a careful review of its equity transactions and related financial statements in light of all applicable accounting guidelines and currently expects that it will need to restate its financial results for the years 2003 and 2004 to include additional general and administrative compensation expenses for such periods. The Company expects that such restatement will result in a corresponding additional cumulative net loss of approximately $3.75 million for these periods.  The Company believes that the restatement will not materially impact its 2006 financial results.

This press release may contain forward-looking statements that involve risks and uncertainties. The Company generally  uses words  such  as  “believe,”  “may,” “could,” “will,”  “intend,”  “expect,”  “anticipate,”  “plan,” and similar expressions to identify  forward-looking  statements.  You should not place undue reliance on these forward-looking statements. Actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission.  Although Management believes the expectations  reflected  in  the  forward-looking  statements are reasonable, they relate  only to events as of the date on which the statements are  made,  and  the Company’s future  results,  levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in expectations, except as required by law.